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                                                                    Exhibit 99.1

[LOGO] TRIAD                                    NEWS
       HOSPITALS, INC.
================================================================================
                                                           FOR IMMEDIATE RELEASE


Investor Contact:                                                 Media contact:
Deborah Little                                          Patricia G. Ball, Ed. D.
Investor Relations Coordinator and                Vice President, Marketing & PR
Executive Assistant to the CFO                                      972-789-2719
972-701-2259


                  Triad Hospitals, Inc. Extends Exchange Offer

     DALLAS, TX, August 29, 2001 -- Triad Hospitals, Inc. today announced that it will extend its offer to exchange its outstanding unregistered 8 3/4% Senior Notes due 2009 for new 8 3/4% Series B Senior Notes due 2009, which have been registered under the Securities Act of 1933, as amended.


     The exchange offer, originally scheduled to expire at 5:00 p.m., New York City time, on August 29, 2001, will expire at 5:00 p.m., New York City time, on August 30, 2001, unless extended. All other terms of the exchange offer remain the same. As of 5:00 p.m., New York City time, on August 29, 2001, nearly all of the $600 million aggregate principal amount of unregistered senior notes outstanding have been tendered pursuant to the exchange offer.


     This announcement is not an offer to exchange or a solicitation of an offer to exchange with respect to any of the senior notes. The exchange offer is subject to the terms and conditions set forth in the Prospectus dated July 30, 2001, as amended or supplemented from time to time.


     Triad owns and manages hospitals and ambulatory surgery centers in small cities and selected high-growth urban markets. The Company completed a spin-off and began operations as an independent company on May 11, 1999. On April 27, 2001, the Company acquired Quorum Health Group, Inc. for approximately $2.4 billion in cash, stock and the refinancing of debt and other obligations and the assumption of other liabilities. With the acquisition of Quorum, Triad has 48 hospitals and 14 ambulatory surgery centers in 17 states with approximately 9,000 licensed beds.



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This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially.


Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.


All references to "Company", "Triad", and "Triad Hospitals, Inc." as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.